Exhibit (a)(5)(H)

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
SHIVA STEIN,	:
:
Plaintiff,	:	Case No. 1:22-cv-00649
:
v.	:
VOCERA COMMUNICATIONS, INC., HOWARD E. JANZEN, JOHN N. MCMULLEN, SHARON L. O’KEEFE, MIKE BURKLAND, RONALD A. PAULUS, BHARAT SUNDARAM, JULIE ISKOW, BRENT D. LANG, and ALEXA KING,	: : : : : : :	COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934 JURY TRIAL DEMANDED
:
Defendants.

Shiva Stein (“Plaintiff”), by and through her attorneys, alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

1. This is an action brought by Plaintiff against Vocera Communications, Inc. (“Vocera or the “Company”) and the members Vocera board of directors (the “Board” or the “Individual Defendants” and collectively with the Company, the “Defendants”) for their violations of Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), in connection with the proposed acquisition of Vocera by affiliates of Stryker Corporation (“Stryker”).

2. Defendants have violated the above-referenced Sections of the Exchange Act by causing a materially incomplete and misleading Solicitation Statement on Schedule 14D-9 (the “Solicitation Statement”) to be filed on January 25, 2022 with the United States Securities and Exchange Commission (“SEC”) and disseminated to Company stockholders. The Solicitation Statement recommends that Company stockholders tender their shares in support of a proposed transaction whereby Voice Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of Stryker, will purchase any and all of the outstanding shares of the Company (the “Tender Offer”) and will be merged with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Stryker (the “Proposed Transaction”). Merger Sub will thereafter cease to exist. Pursuant to the terms of the definitive agreement and plan of merger the companies entered into, dated January 6, 2022 (the “Merger Agreement”), each Vocera common share issued and outstanding will be converted into the right to receive $79.25 (the “Merger Consideration”). In accordance with the Merger Agreement, Merger Sub commenced a tender offer to acquire all of Vocera’s outstanding common stock and will expire on February 22, 2022 (“Tender Offer”).

3. Defendants have now asked Vocera’s stockholders to support the Proposed Transaction based upon the materially incomplete and misleading representations and information contained in the Solicitation Statement, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act. Specifically, the Solicitation Statement contains materially incomplete and misleading information concerning, among other things, (i) Vocera’s financial projections relied upon by the Company’s financial advisor, Evercore Group L.L.C. (“Evercore”) in its financial analyses; and (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinions provided by the financial advisors. The failure to adequately disclose such material information constitutes a violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act as Vocera stockholders need such information in order to tender their shares in support of the Proposed Transaction.

4. It is imperative that the material information that has been omitted from the Solicitation Statement is disclosed to the Company’s stockholders prior to the expiration of the tender offer.

5. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to Vocera’s stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(e), 14(d), and 20(a) of the Exchange Act and SEC Rule 14a-9.

7. Personal jurisdiction exists over each Defendant either because each is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over defendant by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Vocera stock is traded on the New York Stock Exchange, which is headquartered in this District.

PARTIES

9. Plaintiff is, and has been at all relevant times, the owner of Vocera common stock and has held such stock since prior to the wrongs complained of herein.

10. Individual Defendant Howard E. Janzen has served as a member of the Board since May 2007.

11. Individual Defendant John N. McMullen has served as a member of the Board since June 2018.

12. Individual Defendant Sharon L. O’Keefe has served as a member of the Board since March 2012.

13. Individual Defendant Mike Burkland has served as a member of the Board since June 2016.

14. Individual Defendant Ronald A. Paulus M.D. has served as a member of the Board and since July 2018.

15. Individual Defendant Bharat Sundaram has been a member of the Board since May 2019.

16. Individual Defendant Julie Iskow has been a member of the Board since May 2019.

17. Individual Defendant Brent D. Lang has been a member of the Board since May June 2013 and is the Company’s Chairman and Chief Executive Officer.

18. Individual Defendant Alexa King has been a member of the Board since July 2016.

19. Defendant Vocera is incorporated in Delaware and maintains its principal offices at 525 Race Street, San Jose, California 95126. The Company’s common stock trades on the New York Stock Exchange under the symbol “VCRA.”

20. The defendants identified in paragraphs 10-18 are collectively referred to as the “Individual Defendants” or the “Board.”

21. The defendants identified in paragraphs 10-19 are collectively referred to as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A.	The Proposed Transaction

22. Vocera provides secure, integrated, and intelligent communication and workflow solutions that empowers mobile workers in healthcare, hospitality, retail, energy, education, and other mission-critical mobile work environments in the United States and internationally. The Company’s communication solution integrates with other clinical systems, including electronic health records, nurse call systems, and patient monitoring, as well as to provide critical data, alerts, alarms, and clinical context that enable workflow. It also offers Vocera Communication and Workflow System, a software platform, which connects communication devices, such as hands-free, wearable, and voice-controlled Smartbadge and badges, as well as third-party mobile devices; and Vocera Care Experience, a hosted software suite that coordinates and streamlines provider-to-patient and provider-to-provider communication and clinical rounding to enhance quality of care, patient and staff experience, reduce care provider’s risk, and improve reimbursements, as well as Vocera Ease, a cloud-based communication platform and mobile application to enhance the patient experience by enabling friends and family members to receive timely updates about the progress of their loved one in the hospital. In addition, the Company provides professional, software maintenance, and technical support services; and classroom training, distance learning, or customized courseware for systems administrators, IT and industry-specific professionals, and end-user educators. As of December 31, 2020, the Company provided its solutions to approximately 1,900 healthcare facilities, including large hospital systems, small and medium-sized local hospitals, clinics, surgery centers, and aged-care facilities. It sells its products through direct sales force, resellers, and distributors. The Company was incorporated in 2000 and is headquartered in San Jose, California.

23. On January 6, 2022, Stryker announced the Proposed Transaction:

Kalamazoo, Michigan, Jan. 06, 2022 (GLOBE NEWSWIRE) -Stryker (NYSE: SYK) announced today a definitive merger agreement to acquire all of the issued and outstanding shares of common stock of Vocera Communications, Inc. (NYSE: VCRA) for $79.25 per share, or a total equity value of approximately $2.97 billion and a total enterprise value of approximately $3.09 billion (including convertible notes). Vocera, which was founded in 2000, has emerged as a leading platform in the digital care coordination and communication category. The importance of this growing segment has continued to expand throughout the pandemic as it aims to reduce cognitive overload for caregivers and enables them to deliver the best patient care possible.

Vocera brings a highly complementary and innovative portfolio to Stryker’s Medical division that will address the increasing need for hospitals to connect caregivers and disparate data-generating medical devices, which will help drive efficiencies and improve safety and outcomes. Vocera’s highly developed software competency, unique and innovative hardware solutions, and the ability to securely enable remote communication between patients and their families, complements Stryker’s Advanced Digital Healthcare offerings. The combined business will further advance Stryker’s focus on preventing adverse events throughout the continuum of care.

“This acquisition underscores our commitment and focus on our customer,” stated Kevin Lobo, Chair and Chief Executive Officer, Stryker. “Vocera will help Stryker significantly accelerate our digital aspirations to improve the lives of caregivers and patients.”

“Today’s milestone represents an exciting opportunity for Vocera given the clear alignment of mission, goals and culture between our two organizations and our ability to drive even greater economic and clinical value for our customers,” said Brent Lang, Chairman and Chief Executive Officer, Vocera.

Under the terms of the merger agreement, Stryker will commence a tender offer for all outstanding shares of common stock of Vocera for $79.25 per share in cash. The boards of directors of both Stryker and Vocera have unanimously approved the transaction. The closing of the transaction is subject to expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, completion of the tender offer and other customary closing conditions.

The acquisition is expected to close in the first quarter of 2022 and is expected to have a neutral impact to net earnings per diluted share in 2022.

* * *

24. It is therefore imperative that Vocera’s stockholders are provided with the material information that has been omitted from the Solicitation Statement, so that they can meaningfully assess whether or not the Proposed Transaction is in their best interests.

B.	The Materially Incomplete and Misleading Solicitation Statement

25. On January 25, 2022, Vocera filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. The Solicitation Statement was furnished to the Company’s stockholders and solicits the stockholders to tender their shares in support of the Proposed Transaction. The Individual Defendants were obligated to carefully review the Solicitation Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Solicitation Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act.

26. The Solicitation Statement omits material information regarding the Company’s valuation analyses performed by the financial advisors, the disclosure of which is material because it allows stockholders to better understand the analyses performed by the financial advisor in support of its fairness opinion of the transaction.

27. With respect to Evercore’s Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the terminal value of the Company; (ii) the inputs and assumptions underlying the perpetuity growth rates of 5.0% to 6.0%; (iii) the basis for applying terminal multiples of 15.0x — 20.0x, 20.0x-25.0x and 10.0x-15.0x; (iv) the basis for using discount rates ranging from 8.0% to 9.0%; (v) the Company’s weighted average cost of capital; and (vi) the number of fully diluted shares of Company stock as of December 31, 2021.

28. With respect to Evercore’s Selected Public Company Trading Analysis, the Solicitation Statement fails to disclose: (i) the estimated financial metrics of each selected comparable company, i.e., enterprise value and estimated revenue.

29. With respect to Evercore’s Selected Transactions Analysis, the Solicitation Statement fails to disclose the financial metrics and multiples of each transaction selected for the analysis.

30. With respect to Evercore’s Equity Research Analyst Price Targets analysis, the Solicitation Statement fails to disclose the equity research analysts observed and the corresponding price targets.

31. With respect to Evercore’s Premiums Paid Analysis, the Solicitation Statement fails to disclose: (i) the transactions observed; and (ii) the premium paid in each transaction.

32. In sum, the omission of the above-referenced information renders statements in the Solicitation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff will be unable to make a fully-informed decision regarding whether to tender their shares, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff Against All Defendants for

Violations of Section 14(e) of the Exchange Act

33. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

34. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . .” 15 U.S.C. § 78n(e).

35. Defendants violated Section 14(e) of the Exchange Act by issuing the Solicitation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in conjunction with the Tender Offer. Defendants knew or recklessly disregarded that the Solicitation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

36. The Solicitation Statement was prepared, reviewed and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the Tender Offer, the intrinsic value of the Company, the Company’s financial projections, and the financial advisor’s valuation analyses and resultant fairness opinion.

37. In so doing, Defendants made untrue statements of material fact and omitted material information necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Solicitation Statement, Defendants were aware of this information and their obligation to disclose this information in the Solicitation Statement.

38. The omissions and misleading statements in the Solicitation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Solicitation Statement as altering the “total mix” of information made available to stockholders.

39. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

40. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff, and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT II

Violations of Section 14(d)(4) of the Exchange Act and

Rule 14d-9 Promulgated Thereunder

(Against All Defendants)

41. Plaintiff repeats and re-alleges each allegation set forth above as if fully set forth herein.

42. Defendants have caused the Solicitation Statement to be issued with the intention of soliciting stockholder support of the Tender Offer.

43. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

44. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Solicitation Statement false and/or misleading.

45. Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

46. The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT III

On Behalf of Plaintiff Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act

47. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

48. The Individual Defendants acted as controlling persons of Vocera within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors of Vocera, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of Vocera, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

49. Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

50. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of Vocera, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Solicitation Statement at issue contains the unanimous recommendation of the Board to approve the Proposed Transaction. The Individual Defendants were thus directly involved in the making of the Solicitation Statement.

51. In addition, as the Solicitation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Solicitation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

52. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

53. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) and (e), by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

54. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in her favor and against the Defendants jointly and severally, as follows:

A. Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Solicitation Statement;

A. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages;

B. Directing the Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

C. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

D. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

DATED: January 25, 2022	MELWANI & CHAN LLP

/s Gloria Kui Melwani
Gloria Kui Melwani (GM5661)
1180 Avenue of the Americas, 8th Floor New York, New York 10036
Tel: (212) 382-4620
Email: gloria@melwanichan.com

Attorneys for Plaintiff